Exhibit 99.1

VAALCO ENERGY SIGNS CONTRACT TO SUPPORT SUBSEA RECONFIGURATION AND FSO DEPLOYMENT AT ETAME FIELD

HOUSTON – March 23, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced that the Company contracted with DOF Subsea to perform subsea construction and installation services to support the subsea reconfiguration associated with the replacement of the existing Floating Production, Storage and Offloading unit (“FPSO”) with a Floating Storage and Offloading vessel (“FSO”) at the Etame field, offshore Gabon. DOF Subsea will provide all personnel, crew and equipment necessary to assist with reconfiguring the Etame field subsea infrastructure to flow field production to the replacement FSO. Engineering and design work in relation to the field infrastructure upgrade has been completed with subsea work planned to commence in July and be completed before the FSO is operational in September 2022, as previously disclosed.

Key Highlights:

•	Utilizing a DOF Subsea offshore construction vessel to perform the work;
•	Transporting over 5,000 meters of new flexible pipelines from the UK to install in the Etame field;
•	Performing the retrieval and relocation of existing in-field flowlines and umbilicals; and
•	Assisting in the connection of new risers to the FSO.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "We continue to progress forward with our  field reconfiguration and FSO conversion at Etame, on time and within the capital guidance we previously provided. The FSO increases effective storage capacity by over 50% and reduces costs by almost 50% compared to the current FPSO.  We continue to estimate total capital conversion costs of $40 to $50 million gross ($26 to $32 million net to VAALCO), with annual projected operational cost savings of approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) through 2030, giving the project a very attractive payback period of less than two and a half years. This project will significantly improve our margins, enhance our cash flow generation and sustain our operational excellence and robust financial performance at Etame through 2030.  We are delivering on our strategic plan with the FSO conversion, our drilling campaign at Etame and continued evaluation of organic and inorganic opportunities."

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 125 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.